Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Alan Krenek, Chief Financial Officer Basic Energy Services, Inc. 432-620-5510

Jack Lascar/Sheila Stuewe DRG&L / 713-529-6600
BASIC ENERGY SERVICES REPORTS 2011 FIRST QUARTER RESULTS
First quarter revenue up 16% and Adjusted EBITDA up 36% sequentially
First quarter EPS of $0.20, excluding special items
MIDLAND, Texas — April 20, 2011 — Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the first quarter ended March 31, 2011.
FIRST QUARTER 2011 HIGHLIGHTS
Basic generated net income of $8.2 million, or $0.20 per diluted share, in the first quarter of 2011, excluding the impact of a $28.3 million, or $0.70 per diluted share, after-tax ($49.4 million pre-tax) charge related to the early extinguishment of its $225 million 11.625% Senior Secured Notes due 2014 and the termination of its prior $30 million revolving credit facility, and excluding an after-tax gain of $1.5 million, or $0.04 per diluted share, related to the sale of an office complex. Net loss as reported for the first quarter of 2011 was $18.5 million, or $0.46 per diluted share, compared to a net loss of $21.6 million, or $0.54 per diluted share, in the same period in 2010. First quarter revenue rose 16% to $246.0 million from $212.9 million in the fourth quarter of 2010, and increased 72% from the $143.0 million reported in the first quarter of 2010.
Adjusted EBITDA for the 2011 first quarter rose to $58.8 million, or 24% of revenue, from $43.1 million, or 20% of revenue, in the fourth quarter of 2010, and $11.9 million, or 8% of revenue, in the comparable quarter of 2010. Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization, loss on early extinguishment of debt and the net gain or loss from the disposal of assets. EBITDA and Adjusted EBITDA, which are not measures determined in accordance with generally accepted accounting principles (“GAAP”), are defined and reconciled in note 2 under the accompanying financial tables.
Ken Huseman, Basic’s President and Chief Executive Officer, stated, “Activity levels, revenue and margins improved sequentially in each of our segments for the first quarter resulting in positive earnings, excluding nonrecurring items, for the first time since the fourth quarter of 2008. We continued to benefit from the investments we have made in building upon our established positions in oil-driven markets. With the overall strong industry utilization levels in those markets, we were able to implement price increases to more than offset higher wage and fuel costs to produce sequential increases in each of our business segment profit margins.

“Our well servicing segment showed the largest sequential margin improvement as both utilization and pricing moved up to increase the segment profit margin to 30%, a level last attained in the fourth quarter of 2008. Completion and remedial services, now our largest segment, generated record revenue of $98 million in the first quarter with a segment margin consistent with the prior quarter. Our fluid services segment benefitted from the fleet expansion in the first quarter with modest pricing improvements for trucking and tank rental rates. Dayrate increases for our drilling rigs drove a moderate margin expansion in that segment. We expect margins in each segment will continue to move toward more traditional levels over the course of the year as utilization remains strong and price increases follow.
“During the quarter we invested $65 million in expansion capital expenditures directed primarily to grow our business in the Permian Basin. We substantially increased our drilling rig fleet in the Wolfberry play in the region with the purchase of three ‘Super Single’ class 1,000 horsepower rigs and a smaller rig designed for casing pre-sets. Our pumping horsepower grew by 23% with the delivery at the end of March of our 25,000 hhp frac spread, which was fully deployed on Wolfberry frac programs in April. In addition, we added 30 fluid service trucks and 171 frac tanks during the first quarter. We are currently evaluating and expect to act on several internal growth and acquisition opportunities over the course of the year.
“Our outlook for the remainder of the year and into 2012 continues to improve as we see tightening supply versus demand in the majority of our markets. Relatively high oil prices and stable to higher natural gas prices should provide strong demand while service capacity is growing but not at a rate to exceed attrition and demand growth. Increased activity will undoubtedly place upward pressure on labor costs as the year progresses and we have been seeing higher costs for all other inputs in our businesses. We fully expect to be able to offset those inflationary impacts with price increases. Overall, Basic is in a great position to capitalize on the market we see developing over the next several quarters. We have plenty of liquidity to expand the business, a growing cadre of dedicated employees, an experienced and deep management team and one of the most comprehensive footprints in the market.”
Business Segment Results
Completion and Remedial Services
Completion and Remedial Services revenues increased 20% to $97.5 million in the first quarter of 2011 from $80.9 million in the prior quarter. In the first quarter of 2010, this segment generated $45.2 million in revenue. Segment profit in the first quarter of 2011 rose to $42.6 million, or 44% of revenue, compared to $34.9 million, or 43% of revenue, in the prior quarter. During the first quarter of 2010, segment profit was $15.5 million, or 34% of revenue. Revenue and segment profit improved due to added capacity, higher utilization of pumping assets, improved rental and fishing tool activity and improved pricing. As of March 31, 2011, Basic had approximately 174,000 hhp, up from 142,000 hhp and 140,000 hhp at December 31, 2010 and March 31, 2010, respectively.

Fluid Services
Fluid Services revenues in the first quarter of 2011 increased by 8% to $72.3 million compared to $66.8 million in the prior quarter. During the first quarter of 2010, this segment produced $52.1 million in revenue. The weighted average number of fluid services trucks rose 5% to 820 during the first quarter of 2011, increasing by 38 trucks from the weighted average truck count of 782 during the fourth quarter of 2010. The weighted average number of fluid services trucks was 791 during the first quarter of 2010. The sequential increase in revenues was primarily due to the expansion of our fleet and the increased drilling and frac activity in the Permian Basin, Bakken shale and the Eagle Ford play in South Texas.
The average revenue per fluid service truck was $88,000 in the first quarter of 2011, up 4% from $85,000 in the prior quarter and 33% compared to $66,000 in the same period in 2010. Segment profit in the first quarter of 2011 was $24.1 million, or 33% of revenue, compared to $20.8 million, or 31% of revenue, in the prior quarter and $11.2 million, or 21% of revenue, in the same period in 2010. The sequential increase in segment profit followed improved utilization and pricing.
Well Servicing
Well Servicing revenues rose 17% to $69.1 million during the first quarter of 2011 compared to $59.0 million in the prior quarter. In the first quarter of 2010, revenues were $41.8 million. Revenue from the Taylor rig manufacturing operations, which was acquired in May 2010, was $3.5 million in the first quarter of 2011 compared to $4.6 million in the fourth quarter of 2010. At March 31, 2011, the well servicing rig count was 412, the same as at the end of the prior quarter end. The weighted average number of well servicing rigs was 412 during the first quarter of 2011, up from 407 in the prior quarter and 405 during the first quarter of 2010.
Well Servicing rig utilization increased to 63% in the first quarter of 2011, up from 56% in the prior quarter as oil prices strengthened driving a rebound in activity in oil-oriented markets. Last year in the comparable quarter, the rig utilization rate was 47%. Excluding revenues associated with the rig manufacturing operations, revenue per well servicing rig hour rose 8% sequentially to $356 in the first quarter of 2011 from $331 in the fourth quarter of 2010, and was up 16% compared to the $308 reported in the first quarter of 2010.
Well Servicing segment profit in the first quarter of 2011 was $20.7 million compared to $14.1 million in the prior quarter and $9.7 million in the same period in 2010. Segment profit margins increased to 30% in the first quarter of 2011 from 24% in the fourth quarter of 2010 and 23% in the comparable quarter of 2010. Excluding the Taylor rig manufacturing operations, well servicing segment profit margin was 30% for the first quarter of 2011 and 26% for the fourth quarter of 2010. Segment profit margins in the first quarter of 2011 rose due to improved utilization and pricing compared to the fourth quarter of 2010.

Contract Drilling
Contract Drilling revenues increased 14% to $7.1 million during the first quarter of 2011 compared to $6.2 million in the fourth quarter of 2010. During the first quarter of 2010, this segment produced $3.8 million in revenue. Basic operated six drilling rigs during the first quarter of 2011, in line with the prior quarter and down from nine rigs in the same period in 2010. During the fourth quarter of 2010, Basic transferred three contract drilling rigs to the well servicing segment. The sequential increase in revenue was due to improved pricing, reflected in the 17% increase in revenue per drilling day, which rose to $13,500 in the first quarter from $11,500 in the previous quarter.
Rig operating days during the first quarter of 2011 dipped slightly to 522 compared to 536 in the prior quarter. The 3% decline in drilling days was attributable to the severe weather that disrupted operations during the first week of February 2011. Rig operating days were 420 in the comparable period in 2010. Segment profit in the first quarter of 2011 was $2.6 million compared to $2.0 million in the prior quarter and $519,000 in the first quarter of 2010. Segment profit margin increased sequentially in the first quarter of 2011 due to an improved pricing environment and higher utilization.
G&A Expense
G&A expense in the first quarter of 2011 was $31.3 million, or 13% of total revenue, compared to $28.9 million, or 14% of total revenue, in the fourth quarter of 2010. The sequential increase in G&A expense was primarily due to increased personnel costs, including payroll taxes, and the full quarter effect of G&A expense from the Platinum Pressure Services acquisition that was completed on December 16, 2010. During the first quarter of 2010, G&A expense was $25.1 million, or 18% of total revenue.
Capital Expenditures
During the first quarter of 2011, our capital expenditures, including capital leases of $12 million, were approximately $85 million, comprised of $65 million for expansion projects, $17 million for sustaining and replacement projects and $3 million for other projects. Expansion capital spending included $25 million for the completion and remedial services segment, $24 million for the contract drilling segment, $14 million for the fluid services segment, and $2 million for the well servicing segment. Other capital expenditures were mainly for facilities and IT infrastructure.
As previously disclosed, in 2011 we expect to spend approximately $136 million for capital expenditures, including approximately $96 million in the form of cash and $40 million through capital leases. Our capital expenditure program may be increased or decreased as our outlook changes. We do not budget for acquisitions in our annual planning process but continue to evaluate those in the normal course of business.

Conference Call
Basic will host a conference call to discuss its first quarter 2011 results on Thursday, April 21, 2011, at 9:00 a.m. Eastern Time (8:00 a.m. Central). To access the call, please dial (480) 629-9770 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, http://www.basicenergyservices.com.
A telephonic replay of the conference call will be available until May 8, 2011 and may be accessed by calling (303) 590-3030 and using the pass code 4430511#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or email at dmw@drg-l.com.
About Basic Energy Services
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The company employs more than 4,700 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions.
Additional information on Basic Energy Services is available on the Company’s website at http://basicenergyservices.com.
Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for Basic’s services and any related material impact on its pricing and utilizations rates, (ii) Basic’s ability to execute, manage and integrate acquisitions successfully, (iii) changes in Basic’s expenses, including labor or fuel costs and financing costs, and (iv) regulatory changes. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2010. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.
-Tables to Follow-

Basic Energy Services, Inc.
Consolidated Statements of Operations, Comprehensive Income and Other Financial Data
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Income Statement Data:
Revenues:
Completion and remedial services	$97,507	$45,234
Fluid services	72,345	52,147
Well servicing	69,147	41,796
Contract drilling	7,055	3,789

Total revenues	246,054	142,966

Expenses:
Completion and remedial services	54,933	29,723
Fluid services	48,228	40,940
Well servicing	48,440	32,100
Contract drilling	4,485	3,270
General and administrative (1)	31,341	25,077
Depreciation and amortization	32,980	33,098
Loss (gain) on disposal of assets	(1,705)	711

Total expenses	218,702	164,919

Operating income (loss)	27,352	(21,953)

Other income (expense):
Interest expense	(11,342)	(11,664)
Interest income	5	26
Loss on early extinguishment of debt	(49,366)	—
Other income	157	81

Loss from continuing operations before income taxes	(33,194)	(33,510)
Income tax benefit	14,701	11,919

Net loss	$(18,493)	$(21,591)

Loss per share of common stock:
Basic	$(0.46)	$(0.54)

Diluted	$(0.46)	$(0.54)

Other Financial Data:
EBITDA (2)	$11,123	$11,226
Adjusted EBITDA (2)	58,784	11,937
Capital expenditures:
Acquisitions, net of cash acquired	10	687
Property and equipment	72,442	11,092

	As of
	March 31,	March 31,
	2011	2010
	(unaudited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$13,765	$105,915
Restricted cash	—	14,136
Net property and equipment	675,707	648,967
Total assets	1,070,588	1,022,472
Total long-term debt	536,104	473,501
Total stockholders’ equity	286,301	319,076

	Three months		Three months
	Ended March 31,		Ended December 31,
	2011	2010	2010
Segment Data:
Completion and Remedial Services
Segment profits as a percent of revenue	43.7%	34.3%	43.2%

Fluid Services
Weighted average number of fluid services trucks	820	791	782
Truck hours (000’s)	494.7	432.2	476.1
Revenue per fluid services truck (000’s)	$88	$66	$85
Segment profits per fluid services truck (000’s)	$29	$14	$27
Segment profits as a percent of revenue	33.3%	21.5%	31.1%

Well Servicing
Weighted average number of rigs	412	405	407
Rig hours (000’s)	184.7	135.7	164.4
Rig utilization rate	63.0%	46.9%	56.5%
Revenue per rig hour, excluding manufacturing	$356	$308	$331
Well servicing rig profit per rig hour	$105	$71	$90
Segment profits as a percent of revenue	29.9%	23.2%	23.8%

Contract Drilling
Weighted average number of rigs	6	9	6
Rig operating days	522	420	536
Revenue per day	$13,500	$9,000	$11,500
Drilling rig profit per day	$4,900	$1,200	$3,800
Segment profits as a percent of revenue	36.4%	13.7%	33.0%

(1)	Includes approximately $1,680,000 and $1,150,000 of non-cash compensation expense for the three months ended March 31, 2011 and 2010, respectively.

(2)	This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, loss on early extinguishment of debt, and the gain or loss on disposal of assets, or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:
•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and

•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.
EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;

•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;

•	EBITDA does not reflect income taxes;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:
•	Adjusted EBITDA does not reflect our gain or loss on disposal of assets;

•	Adjusted EBITDA does not reflect our loss on early extinguishment of debt; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months
	Ended March 31,
	2011	2010
	(Unaudited)
Reconciliation of Net Income (Loss) to EBITDA:
Net income (loss)	$(18,493)	$(21,591)
Income taxes	(14,701)	(11,919)
Net interest expense	11,337	11,638
Depreciation and amortization	32,980	33,098

EBITDA	$11,123	$11,226

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding the loss on early extinguishment of debt and gain or loss on disposal of assets:

	Three months
	Ended March 31,
	2011	2010
	(Unaudited)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(18,493)	$(21,591)
Loss on early extinguishment of debt	49,366	—
Income taxes	(14,701)	(11,919)
Net interest expense	11,337	11,638
(Gain) loss on disposal of assets	(1,705)	711
Depreciation and amortization	32,980	33,098

Adjusted EBITDA	$58,784	$11,937

###